Exhibit 99.1


           Powerwave Announces Strategic Relationship with Celestica;
     Deal Includes Sale of Philippine Manufacturing Operation to Celestica;
      Powerwave Continues to Leverage EMS Model for Operational Excellence


     SANTA ANA, Calif. & TORONTO--(BUSINESS WIRE)--Feb. 9, 2006--Powerwave Technologies, Inc. (NASDAQ:PWAV), a global supplier of wireless infrastructure solutions, and Celestica Inc. (NYSE:CLS) (TSX:CLS/SV), a world leader in electronics manufacturing services (EMS), today announced that they have entered into an agreement whereby Celestica will acquire Powerwave's Philippines manufacturing operations.
     Under the terms of the agreement, Celestica and Powerwave will enter into a multi-year supply agreement that will see Celestica become Powerwave's preferred outsourcing partner. Celestica will pay Powerwave approximately $19 million in cash to acquire the manufacturing operation, including buildings and all inventory and equipment at the site. Additionally, the facility's entire highly skilled workforce - approximately 600 workers - will become part of Celestica. The transaction is subject to certain closing adjustments and conditions and is expected to close in March 2006. Celestica has supported Powerwave as a strategic EMS provider since 2002.
     The site, located in Cabuyao Laguna, close to Manila, was acquired by Powerwave as part of its acquisition of certain assets and liabilities of REMEC's Wireless Systems business in September 2005. The facility, which primarily produces power amplifiers for use in wireless infrastructure networks, will continue to manufacture products for Powerwave.
     The sale of the Philippines manufacturing operation and the expanded relationship with Celestica are part of Powerwave's overall strategy to optimize manufacturing operations to support its global customer base while reducing operating expenses. For Celestica, the deal enhances the company's manufacturing profile in the Asia-Pacific region, adding new capabilities and capacity.
     "With a highly skilled workforce and low cost structure, the Philippines remain a very strategic manufacturing locale for Powerwave," said Ronald J. Buschur, President and Chief Executive Officer of Powerwave Technologies. "This arrangement allows Powerwave to leverage the electronic manufacturing services model to maintain operational flexibility and reduce costs, yet still have access to technical talent and manufacturing capacity."
     "The addition of these advanced manufacturing capabilities in the Philippines strengthens Celestica's ability to help our valued customers, such as Powerwave, achieve their business goals," said Stephen Delaney, Chief Executive Officer of Celestica. "Our global manufacturing network and wide range of integrated solutions allows us to operate as a seamless extension of Powerwave's operations."

     About Powerwave Technologies

     Powerwave Technologies is a global supplier of end-to-end solutions for wireless communications networks. Powerwave designs, manufactures and markets antennas, boosters, combiners, filters, repeaters, multi-carrier RF power amplifiers, tower-mounted amplifiers and advanced coverage solutions, all for use in public safety, cellular, PCS and 3G networks throughout the world. Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705. Telephone (714) 466-1000. For more information on advanced wireless coverage and capacity solutions, call (888) PWR-WAVE (797-9283) or visit www.powerwave.com. Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.

     About Celestica

     Celestica is a world leader in the delivery of innovative electronics manufacturing services (EMS). Celestica operates a highly sophisticated global manufacturing network with operations in Asia, Europe and the Americas, providing a broad range of integrated services and solutions to leading OEMs (original equipment manufacturers). Celestica's expertise in quality, technology and supply chain management, and leadership in the global deployment of Lean principles, enables the company to provide competitive advantage to its customers by improving time-to-market, scalability and manufacturing efficiency.
     For further information on Celestica, visit its website at www.celestica.com.

     Powerwave Forward-Looking Statements

     This press release contains "forward-looking" statements including statements regarding benefits to Powerwave of the proposed sale and Powerwave's ability to leverage the manufacturing services to be provided by Celestica to maintain its operational flexibility and reduce costs. These statements are based on Powerwave's management's current expectations. There are a number of risks and uncertainties that could cause actual results to differ materially. More detailed information on these and additional factors which could affect Powerwave's operating and financial results are described in the Company's Form 10-K for the fiscal year ended January 2, 2005, and Form 10-Q for the quarterly period ended October 2, 2005, both of which are filed with the Securities and Exchange Commission, and other risks detailed from time to time in the Company's reports filed with the Securities and Exchange Commission. Powerwave urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the Company faces. Additionally, Powerwave undertakes no obligation to publicly release the results of any revisions to these forward-looking statements which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

     Celestica Safe Harbour and Fair Disclosure Statement

     This news release contains forward-looking statements related to our future growth, trends in our industry and our financial and operational results and performance that are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: the challenges of effectively managing our operations during uncertain economic conditions; the challenge of responding to lower-than-expected customer demand; the effects of price competition and other business and competitive factors generally affecting the EMS industry; our dependence on the computer and communications industries; our dependence on a limited number of customers and on industries affected by rapid technological change; component constraints; variability of operating results among periods; and the ability to manage expansion, consolidation and the integration of acquired businesses. These and other risks and uncertainties and factors are discussed in the Company's various public filings at www.sedar.com and http://www.sec.gov, including our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with the Securities and Exchange Commission.
     We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
     In the Company's best judgement, the events noted in this press release on a stand-alone basis are not expected to be material to Celestica's overall financial results.


     CONTACT: Powerwave Technologies, Inc.
              Kevin Michaels (Investor Inquiries), 714-466-1608 Richard Round (Media Inquiries), 714-466-1242 or
              Celestica
              Paul Carpino (Investor Inquiries), 416-448-2211 Laurie Flanagan (Media Inquiries), 416-448-2200